Prospectus Supplement No. 1 dated June 24, 2008	Filed pursuant to Rule 424(b)(7)
(To Prospectus dated October 26, 2007)	Registration No. 333-145477
Registration No. 333-151611

PROSPECTUS SUPPLEMENT

10% Senior Redeemable Convertible Preferred Stock due May 15, 2012

and

Shares of Common Stock Underlying the Preferred Stock

This prospectus supplement relates to the resale from time to time of up to 10,000,000 additional shares of our common stock, $.001 par value per share (the “Common Stock”), issuable upon conversion of our 10% Senior Redeemable Convertible Preferred Stock (the “Preferred Stock”) pursuant to the “conversion make-whole amount” provisions of the Certificate of Designations, dated May 15, 2007, governing the Preferred Stock.

This prospectus supplement updates the prospectus dated October 26, 2007, which prospectus is included in our registration statement on Form S-3 filed with, and declared effective by, the Securities and Exchange Commission on October 26, 2007. You should read this prospectus supplement in conjunction with the prospectus, and this prospectus supplement is qualified by reference to the prospectus, except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus.

The following table represents updated information regarding the selling security holders listed in the selling security holder table in the prospectus, which information has been supplied to us by the selling security holders, and we have relied on their representations.

Name of Security Holder	Beneficial Ownership Before Offering		Number of Shares of Securities being Registered			Beneficial Ownership After Offering
	Preferred Stock	Common Stock (1)	Preferred Stock	Common Stock		Preferred Stock	Common Stock (2)
Aristeia Partners LP (3)	0	47,915	0	47,915		0	0
Aristeia Special Investments Master LP (3)	0	36,926	0	36,926		0	0
Aristeia International Limited (3)	0	376,733	0	376,733		0	0
Context Opportunity Master Fund L.P. (4)	0	77,119	0	77,119		0	0
Context Advantage Master Fund, L.P. (4)	2,653	111,934	2,653	1,627,934	(5)	0	0
CCS, LLC (Michael B. Moran)	0	188,185	0	188,185		0	0
Guggenheim Portfolio Company XXXI, LLC (6)	0	38,208	0	38,208		0	0
HFR RVA Combined Master Trust (6)	0	15,488	0	15,488		0	0
Jefferies & Company, Inc. (Keith Connor) (A)(B)	0	840,493	0	840,493		0	0
Tenor Opportunity Master Fund, Ltd. (Robin R. Shah)	0	681,911	0	681,911		0	0

Name of Security Holder	Beneficial Ownership Before Offering		Number of Shares of Securities being Registered		Beneficial Ownership After Offering
	Preferred Stock	Common Stock (1)	Preferred Stock	Common Stock	Preferred Stock	Common Stock (2)
Whitebox Hedged High Yield Partners, LP (6)	0	28,831	0	28,831	0	0
Whitebox Convertible Arbitrage Partners LP (6)	0	333,668	0	333,688	0	0

(A)	Indicates a registered broker-dealer.
(B)	Deemed to be an underwriter.
(1)	Does not include shares of Common Stock issuable upon conversion of the Preferred Stock which may be held by a selling security holder.
(2)	Assumes sale of all common stock registered hereby.
(3)	Indicates grant of dispositive authority over the listed securities to Messrs. Anthony M. Frascella, Robert H. Lynch Jr., William R. Techar and Kevin C. Toner, as members of Aristeia Capital, LLC, the investment manager for the listed entity.
(4)	Indicates grant of dispositive authority over the listed securities to Messrs. Michael S. Rosen and William F. Fertig of Context Capital Management, LLC, General Partner in the listed entity.
(5)	Includes 1,516,000 shares of Common Stock issuable upon conversion of the Preferred Stock held by selling security holder, based on a conversion price of $1.75 per share, as calculated on May 1, 2008 under the reset provisions of the Certificate of Designations governing the Preferred Stock, or approximately 571.42 shares of common stock for every outstanding share of Preferred Stock converted, subject to adjustment under certain circumstances.
(6)	Indicates grant of dispositive authority over the listed securities to Mr. Andrew Redleaf, Managing Member of Whitebox Advisors, LLC, General Partner in the listed entity.

Investing in our Preferred Stock and shares of our Common Stock being offered for resale involves a high degree of risk. See “Risk Factors” beginning on page 11 of the prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Preferred Stock or the underlying Common Stock or passed upon the adequacy or accuracy of this prospectus supplement. Any representation to the contrary is a criminal offense.

This prospectus supplement does not constitute an offer to sell, or a solicitation of an offer to buy the securities in any circumstances under which the offer or solicitation is not permitted. You should not assume that the information contained or incorporated in this prospectus supplement is accurate as of any date other than the date hereof, regardless of the time of delivery of this prospectus supplement or of any sale of the Preferred Stock or underlying Common Stock being registered in that registration statement of which this prospectus supplement forms a part.

The date of this prospectus supplement is June 24, 2008

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